As filed with the Securities and Exchange Commission on April 2, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1751069 (I.R.S. Employer Identification No.)

303 W. Wall Street, Suite 1600 Midland, Texas (Address of Principal Executive Offices)	79701 (Zip Code)
Legacy Reserves LP Long-Term Incentive Plan
(Full title of the plan)
Steven H. Pruett
President and Chief Financial Officer
Legacy Reserves GP, LLC
303 W. Wall Street, Suite 1600
Midland, Texas 79701
(Name and address of agent for service)
(432) 682-2516
(Telephone number, including area code, of agent for service)

Copies to:
Gislar Donnenberg
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Telephone: (713) 220-4200

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			maximum		maximum	Amount of
Title of securities	Amount to be		offering price		aggregate	registration
to be registered	registered (1)		per unit		offering price	fee
Units representing limited partner interests	1,652,134	Units	$27.17	(2)	$44,888,481	$1,379
Units representing limited partner interests	248,000	Units	$17.00	(3)	$4,216,000	$130
Units representing limited partner interests	12,000	Units	$17.25	(3)	$207,000	$7
Units representing limited partner interests	9,000	Units	$19.00	(3)	$171,000	$6
Units representing limited partner interests	2,000	Units	$24.40	(3)	$48,800	$2
Units representing limited partner interests	3,000	Units	$24.58	(3)	$73,740	$3
Total	1,926,134	Units			$49,605,021	$1,527

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional units as may be necessary to adjust the number of units being offered or issued pursuant to the plan as a result of unit splits, unit distributions or similar transactions.

(2)	Represents units reserved for issuance under the Legacy Reserves LP Long-Term Incentive Plan. The registration fee for such units was calculated in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of the units as reported on The NASDAQ Global Market on March 29, 2007.

(3)	With respect to 269,000 units issuable pursuant to unit options granted prior to the filing of this registration statement, calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the price at which the options may be exercised.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Legacy Reserves LP (the “Partnership”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Partnership shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The Partnership incorporates by reference in this registration statement the following documents filed with the Commission:
(1)	The Partnership’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 29, 2007.

(2)	The current reports on Form 8-K as filed by the Company with the Commission (File No. 001-33249) on January 18, 2007 (except for Item 7.01 thereof and the related exhibit), March 20, 2007, March 21, 2007 (except for Item 7.01 thereof and the related exhibit), and March 28, 2007.

(3)	The description of the Partnership’s units, as set forth in the Partnership’s Registration Statement on Form 8-A, as filed with the SEC on January 10, 2007, and any amendment or report subsequently filed for the purpose of updating such description.
     All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Section 7.7 of the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership provides that to the fullest extent permitted by law but subject to the limitations expressly provided in the Partnership Agreement, (a) Legacy Reserves GP LLC (the “General Partner”),

(b) any former General Partner (a “Departing General Partner”), (c) any individual, corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (collectively, a “Person”) who is or was an affiliate of the General Partner or any Departing General Partner, (d) any officer of the Partnership or a subsidiary of the Partnership, (e) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the General Partner, a Departing General Partner or any affiliate thereof, (f) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that that Person shall not be included by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodial services, and (g) any Person the General Partner designates as an “Indemnitee” for purposes of the Partnership Agreement (collectively the “Indemnitees”), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7 of the Partnership Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to Section 7.7 of the Partnership Agreement shall be available to the General Partner or its affiliates (other than the Partnership or any of its subsidiaries) with respect to its or their obligations incurred pursuant to the Purchase Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to Section 7.7 of the Partnership Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
     Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Partnership Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Partnership Agreement.
     Section 7.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership or any other Persons who have acquired interests in units representing limited partner interests in the Partnership or any other class or series of equity interest of the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     The Underwriting Agreement entered into by the Partnership in connection with its initial public offering of common units provides for the indemnification of the directors and officers of the General Partner in certain circumstances by the underwriters.
     In addition, the Partnership Agreement provides that the Partnership may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other Persons as the General Partner shall determine, which insurance may include directors’ and officers’ liability insurance policies for the directors and officers of the General Partner.
     Reference is made to Item 9 for the Partnership’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit Number	Description
4.1
Amended and Restated Limited Partnership Agreement of Legacy Reserves LP (Incorporated by reference to Legacy Reserve LP’s Registration Statement on Form S-1 (File No. 33-134056) filed May 12, 2006, included as Appendix A to the Prospectus and including specimen unit certificate for the units).

4.2
Amended and Restated Limited Liability Company Agreement of Legacy Reserves GP, LLC (Incorporated by reference to Legacy Reserves LP’s Registration Statement on Form S-1 (File No. 333-134056) filed May 12, 2006, Exhibit 3.4).

4.3	Legacy Reserves, LP Long-Term Incentive Plan (Incorporated by reference to Legacy Reserves LP’s Registration Statement on Form S-1 (File No. 333-134056) filed May 12, 2006, Exhibit 10.5).

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of BDO Seidman, LLP.

*23.3	Consent of LaRoche Petroleum Consultants, Ltd.

*23.4	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

*	Filed herewith.
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on April 2, 2007.

LEGACY RESERVES LP
By:	LEGACY RESERVES GP, LLC,
its general partner

By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

POWER OF ATTORNEY
     Each person whose signature appears below appoints Cary D. Brown and Steven H. Pruett, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cary D. Brown
Cary D. Brown	Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2007
/s/ Steven H. Pruett
Steven H. Pruett	President, Chief Financial Officer and Secretary (Principal Financial Officer)	April 2, 2007
/s/ William M. Morris
William M. Morris	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	April 2, 2007
/s/ Kyle A. McGraw
Kyle A. McGraw	Executive Vice President and Director	April 2, 2007

/s/ Dale A. Brown
Dale A. Brown	Director	April 2, 2007

/s/ G. Larry Lawrence
G. Larry Lawrence	Director	April 2, 2007

/s/ William D. Sullivan
William D. Sullivan	Director	April 2, 2007

Signature	Title	Date

/s/ S. Wil VanLoh, Jr.
S. Wil VanLoh, Jr.	Director	April 2, 2007

/s/ Kyle D. Vann
Kyle D. Vann	Director	April 2, 2007

EXHIBIT INDEX

Exhibit
Number	Description
4.1
Amended and Restated Limited Partnership Agreement of Legacy Reserves LP (Incorporated by reference to Legacy Reserve LP’s Registration Statement on Form S-1 (File No. 33-134056) filed May 12, 2006, included as Appendix A to the Prospectus and including specimen unit certificate for the units).

4.2
Amended and Restated Limited Liability Company Agreement of Legacy Reserves GP, LLC (Incorporated by reference to Legacy Reserves LP’s Registration Statement on Form S-1 (File No. 333-134056) filed May 12, 2006, Exhibit 3.4).

4.3	Legacy Reserves, LP Long-Term Incentive Plan (Incorporated by reference to Legacy Reserves LP’s Registration Statement on Form S-1 (File No. 333-134056) filed May 12, 2006, Exhibit 10.5).

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of BDO Seidman, LLP.

*23.3	Consent of LaRoche Petroleum Consultants, Ltd.

*23.4	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

*	Filed herewith.